Exhibit 99.1
Atari, Inc.
417 Fifth Avenue
New York, NY 10016
www.atari.com

Contact:	Arturo Rodriguez
Atari, Inc.
212-726-4234
arturo.rodriguez@atari.com
ATARI, INC.’S SPECIAL COMMITTEE HIRES FINANCIAL ADVISORS
-SEEKS EXTENSION OF TIME ON INFOGRAMES ENTERTAINMENT S.A.’S PROPOSAL-
     NEW YORK — March 12, 2008 - Atari, Inc. (Nasdaq: ATAR), an interactive entertainment company, today announced that the Special Committee of Atari, Inc.’s Board of Directors has retained Duff & Phelps, LLC as its financial advisor to assist it in evaluating the proposal by Infogrames Entertainment S.A. (IESA) to acquire all of the outstanding common stock of Atari, Inc. not held by IESA for $1.68 per share, in cash. The Special Committee also informed IESA that it would not be in a position to respond to the offer by the date of March 11, 2008, as requested by IESA in its letter containing the proposal. The Special Committee intends, together with its advisors, to thoroughly evaluate IESA’s proposal before providing any response.
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About Atari, Inc.
New York-based Atari, Inc. (Nasdaq: ATAR) publishes and distributes interactive entertainment software in the U.S. The Company’s 1,000+ published titles distributed by the Company include hard-core, genre- defining franchises such as Test Drive(R); and mass-market and children’s franchises such Dragon Ball Z(R). Atari, Inc. is a majority-owned subsidiary of France-based Infogrames Entertainment SA (Euronext — ISIN: FR-0000052573), an interactive games publisher in Europe. For more information, visit http://www.atari.com.
Safe Harbor Statement
With the exception of the historical information contained in this release, the matters described herein contain certain “forward-looking statements” that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release are not promises or guarantees and are subject to risks and uncertainties that could cause actual occurrences to differ materially from those anticipated. These statements are based on management’s current expectations and assumptions and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements.
The Company undertakes no duty to update any forward-looking statements to conform the statement to actual results or changes in the Company’s expectations.